                      AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION, dated this 3rd day of November, 2000 by and among:

     HEALTH-PAK, INC., a Delaware corporation, with offices at 2005, Beech Grove Place, Utica, New York hereafter referred to as the "Company " or "Health-Pak.";

     LIFE ENERGY TECHNOLOGY HOLDINGS, LTD., a corporation organized under the laws of the Republic of Ireland with its office address at Finnabair Science Park, Technology City, Dundalk, Co. Louth, Ireland.; and hereinafter referred to as "Life."

     THE STOCKHOLDERS OF LIFE who are named in Schedule A annexed hereto and made a part hereof, hereinafter referred to as the "Stockholders" or the "Shareholders" and who are the holders of all of the outstanding shares of common stock (ordinary shares) of Life.

     All of the foregoing entities and persons are collectively referred to as the "Parties."

                              W I T N E S S E T H:

     WHEREAS, Health-Pak and Life, with the consent of the Stockholders, have entered into a plan of reorganization, as contemplated under the United States Internal Revenue Code (the "Code") adopted by their respective Boards of Directors which provides as follows:

                             PLAN OF REORGANIZATION

     Both corporations shall be reorganized under and pursuant to Section 368(a)(1)(B) of the Code by the Company acquiring all of the outstanding voting shares of common stock (or ordinary shares) of Life in a proposed exchange of such shares solely for the voting shares of common stock of the Company and by exchanging such shares, Life will become a wholly owned subsidiary of the Company, and the Company will change its name to "Life Energy Technology Holdings, Ltd.," or such other name as may be agreed upon, and the Board of Directors of the Company will be reorganized to include new directors nominated by Life, the purpose of which is to seek additional restructuring for Health-Pak and to give Life access to the public market in the United States for its shares; and

     WHEREAS, the Company and Life confirm that they each have no other class of securities, either issued and outstanding or authorized, except as specifically set forth herein; and that no other person or entity has any right or entitlement to receive any further shares of common stock, or of any other class or type of security of either corporation except as herein described;

     NOW, THEREFORE, in consideration of the promises and mutual representations, warranties and covenants herein contained, the parties hereto adopt this Agreement and Plan of Reorganization , hereinafter referred to as the "Agreement," and they hereby agree as follows:

                                    ARTICLE 1

                               EXCHANGE OF SHARES

     1.01 EXCHANGE OF SHARES. All of the outstanding shares of common stock (the ordinary shares hereinafter called the "Life Shares") owned by the Stockholders of Life constituting an approximate total of fifteen (15) million shares shall be exchanged solely for an approximate total of fifteen (15) million shares of the common stock of Health-Pak (the "Shares") and Life shall thereafter operate as a wholly owned subsidiary of the Company. All of the shares thereby exchanged shall be duly authorized and non-assessable shares of common stock of each corporation, free and clear of all liens and encumbrances. The exchange transaction is intended to be a tax free exchange pursuant to Section 368(a)(1)(B) of the Internal Revenue Code. All of the outstanding shares of the class A preferred class stock owned by the Stockholders of Life constituting an approximate total of sixteen (16) million shares shall be exchanged solely for an approximate total of sixteen (16) million shares of the class A preferred class stock of Health-Pak.

     The shares intended to be issued to the Stockholders by Health-Pak are to be deemed "restricted securities" as defined by Rule 144 promulgated under the Securities Act of 1933, as amended, (the "Act"). Furthermore, the Parties confirm and acknowledge that as restricted shares the Health-Pak shares of common stock to be exchanged hereunder will be subject to restrictions against the further sale or transfer thereof unless subsequently registered under the Act or an exemption from such registration becomes available, such as is provided by Rule 144. There is no present intent to register the shares to be issued. However, in the event the Company elects to file a registration statement with the Securities and Exchange Commission and/or any state securities commission in connection with a public offering of its securities and further seeks to register any then issued and outstanding shares, Life Shareholders shall have the right to request registration of their shares and the Company shall prepare and file with the appropriate regulatory agency all documents necessary to facilitate registration of such shares. The Company shall notify the Life Shareholders of its intent to file a registration statement regarding issued and outstanding shares at least sixty days prior to the anticipated date of filing. Life Shareholders shall have twenty days from their respective receipt of such notice from the Company to provide written notice to the Company of their respective request(s) to have their shares registered.

     1.02 DELIVERY OF SHARES. On the Closing Date as set forth herein, the Stockholders shall deliver to the Company all stock certificates and/or stock powers representing the Life shares, duly endorsed, so as to make the Company the sole holder thereof, free and clear of all claims and encumbrances; and the Company shall deliver to the Shareholder Representative certificates in such denominations as the Shareholder or their representative shall determine representing the Health-Pak shares so as to make the Shareholders the sole holder thereof, free and clear of all claims and encumbrances, subject to the restrictions on transfer described herein. The terms, conditions, preferences, and other rights and privileges of the Health-Pak shares shall be the same as for all other issued and outstanding shares of the Company's capital stock of the same class.


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




     1.03 EXEMPT TRANSACTION. The transaction contemplated by the exchange of shares recited above shall be made subject to an exemption from the registration requirements of the Act provided by Sections 4(1) and 4(2) thereof as a private transaction not involving any public offering.

                                    ARTICLE 2

           WARRANTIES AND REPRESENTATIONS OF LIFE AND THE STOCKHOLDERS

     2.01 WARRANTIES AND REPRESENTATIONS OF LIFE AND THE STOCKHOLDERS. Life hereby represents and warrants, for itself and for each of its subsidiaries, with respect to its financial condition, liabilities, operations and to the Life shares of common stock, and to other matters affecting the transfer contemplated hereby and the Stockholders hereby represent and warrant with respect to the matters specified below as being applicable to them, that the representations listed below are true and correct as of the date hereof and will be true and correct as of the Closing Date (as hereinafter defined).

     2.02 ORGANIZATION. Life is duly organized, validly existing and in good standing under the laws of the Republic of Ireland and the County where it is organized and it has all of the requisite power and authority to own, hold, lease or operate its properties and assets and to carry on its business as now being conducted. Life has an authorized capitalization of fifteen (15) million shares of common stock (or ordinary shares), .001 par value, of which fifteen
(15) million shares are duly issued and outstanding and owned by the Shareholders, which shares constitute the Life shares of common stock (ordinary shares) to be transferred to the Company hereunder and represent all of the issued and outstanding shares of capital stock of Life. Life also has an authorized capitalization of sixteen (16) million shares of Class A stock preferred of which sixteen (16) million shares are duly issued and outstanding and owned by the Shareholders, which shares constitute the Life shares of class A preferred to be transferred to the Company hereunder and represent all of the issued and outstanding shares of preferred stock of Life.

     2.03 LIFE COMMON STOCK. The Life Shares presently owned by the Stockholders are duly and validly issued, fully paid and non-assessable, and are free and clear of all voting trusts, agreements, arrangements, liens and all other encumbrances, claims, equities and liabilities of every nature, and Life, having duly taken all corporate action required therefore, had the unqualified right to issue the Life Shares and to deliver clear and unencumbered title thereto to the Stockholders. There are no outstanding options, contracts, calls, commitments or demands of any character relating to the authorized, but previously unissued, shares of common stock (or ordinary shares) of Life. Life's common stock (or ordinary shares) and the class A preferred stock are the sole classes of stock authorized by Life's Articles of Incorporation and Life is under no obligation, legal or otherwise, to establish any other class of common stock, or any other type of security. The Stockholders have good and marketable title to their shares of common stock in Life and have the unqualified right to transfer and dispose of the Life stock as contemplated herein, and upon the closing hereunder, clear and unencumbered title thereto shall be conveyed to the Company.

     2.04 QUALIFICATION IN THE UNITED STATES. Life is, or will promptly become, duly qualified as a foreign corporation in good standing in the United States in each state in which such qualification is necessary except where the failure to be so qualified would not materially adversely affect Life. Life will acquire an office address in the United States as soon as possible.

     2.05 AUTHORIZATION OF THIS AGREEMENT. The execution of this Agreement by Life and the performance by Life of its covenants and undertakings hereunder have been duly authorized by all requisite corporate action, and approved by the Board of Directors and, prior to the Closing, shall be approved by the Stockholders of Life. Life has the corporate power and authority to enter into this Agreement and perform the covenants and undertakings to be performed by it hereunder, and is under no impediment which would adversely affect its ability to consummate or prohibit it from consummating this transaction. Upon execution, this Agreement shall constitute a legal, binding and valid obligation of Life and its Stockholders, enforceable against each of them in accordance with its terms.

     2.06 AUTHORITY OF THE STOCKHOLDERS, The Stockholders have full power, competency and authority to enter into this Agreement and to make a valid transfer of their common stock as herein contemplated. No authorization or approval or exemption from or filing or registration with any court, person, personal representative, executor, governmental agency, commission or board or any instrumentality of any government or private regulatory body is necessary to authorize this Agreement by Life or the Stockholders.

     2.07 CONFLICT WITH OTHER OBLIGATIONS AND INTERESTS. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the compliance by Life and the Stockholders with the provisions hereof will not (i) conflict with or result in a breach of any provisions of , or constitute a material default (or an event which, with notice or lapse of time or both, would constitute a material default) under, or result in the creation of any material lien, security interest, charge or encumbrance upon Life or the shares of stock of Life being transferred or any material assets of Life under any of the terms, conditions or provisions of the Certificate of Incorporation or By-Laws of Life or any material note, bond, mortgage, indenture, license, lease, agreement or other instrument or obligation to which either Life or the Stockholders are a party, or by which they are bound; or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Life or the Stockholders or any of their respective properties or assets.

     2.08 FINANCIAL STATEMENTS. Life and the Stockholders have delivered to the Company, or on or before the Closing Date will deliver to the Company, an unaudited balance sheet prepared for review and use by Life management. The books of account of Life fully and fairly reflect all of the material transactions of Life as of the date then ended for each financial statement submitted. Life will have no material liabilities, either fixed or contingent, not reflected in such financial statements, other than for contracts or obligations incurred in the ordinary and usual course of business or as set forth in SCHEDULE B annexed hereto, and no such contracts or obligations constitute liens or other liabilities which, if disclosed, would alter substantially the financial condition of Life as reflected in such financial statements. All liabilities for the current and for all prior years, including any income and sales taxes or other taxes for which Life has any liability, have been paid in full or have been adequately provided for in said audited financial statements in accordance with generally accepted accounting principles within 60 days from the date of closing.

     2.09 CHANGES IN FINANCIAL CONDITION. Since the date of the most recent financial statements of Life as submitted to the Company, there have not been
(i) any adverse changes in the financial condition or in the operations of Life or any of its subsidiaries (if any); (ii) any damage, destruction or loss, whether covered by insurance or not, adversely affecting the properties and business of Life; (iii) any declaration, setting aside of payment of any dividend in respect of the capital stock of Life; (iv) any issuance of capital stock by Life or securities exercisable, convertible into or exchangeable for capital stock, any distribution (whether by way of reclassification, recapitalization, stock split or otherwise) in respect of the capital stock of Life, or any redemption or other acquisition of any such stock, (v) any contract or transaction entered into by Life except contracts and transactions entered into in the ordinary course of business, this Agreement or as otherwise approved by Health-Pak in writing; (vi) any material default in any contract, obligation or debt of Life; or (vii) any other event or condition of any character pertaining to and materially adversely affecting the assets or business of Life taken as a whole.

     2.10 TAX MATTERS. (a) FILING OBLIGATIONS. Life has duly and timely filed (or there have been duly and timely filed on its behalf), or a valid extension of time to file has been obtained, with the appropriate governmental authorities, all Tax Returns ("Tax Returns" as hereinafter defined) required to be filed by it and all such Tax Returns are true, correct and complete in all material respects. All taxes for which Life is or may be liable (whether or not shown on any Tax Return) in respect of periods (or portions thereof) ending on or before the Closing Date have been timely paid, or will be timely paid, or have been provided for on the Financial Statements. Regarding any period (or portion thereof) through the Closing Date for which taxes are not yet due or owing, Life has established due and sufficient reserves for the payment of such taxes and such current reserves through the Closing Date are duly and fully provided for in the Financial Statements.

     (b) DEFICIENCIES. No deficiencies for taxes have been claimed, proposed or assessed by any taxing or other governmental authority against Life and Life has not received any notice, or otherwise has any knowledge, of any potential claim, proposal or assessment against the Life for any such deficiency for taxes. There are no pending, or to the best of Life or the Stockholder's knowledge, threatened audits, investigations or claims for or relating to any liability in respect of taxes, and there are no matters under discussion between Life on the one hand and any governmental authority on the other hand with respect to taxes that, in the reasonable judgment of Life or the Stockholders, is likely to result in a material additional liability of Life for taxes.

     (c) TAX LIENS. There are no liens for taxes upon any property or assets of Life except for liens for taxes not yet due and payable, and for which adequate reserves have been provided for on the Financial Statements.

     (d) WITHHOLDING TAXES. Life has duly and timely withheld, collected and paid to the proper governmental authority all taxes required to have been withheld, collected or paid.

     (e) TAXES IN FOREIGN JURISDICTIONS. No claim has ever been made to Life by an authority in any jurisdiction where Life has not filed tax returns that Life is or may be subject to taxation by that jurisdiction.

     (f) WAIVER OF STATUTE OF LIMITATIONS. Life has not waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency.

     (g) SECTION 280G OF THE CODE. There is no contract, plan or arrangement (written or otherwise) covering any current or former employee or independent contractor of Life that, individually or in the aggregate, could give rise to the payment of any amount that will not be deductible by Life under Section 280G of the Code.

     (h) POWER OF ATTORNEY. No power of attorney that is currently in force has been granted by Life with respect to any matters relating to Taxes.

     (i) TAX SHARING AGREEMENTS. There are no tax sharing agreements or other similar arrangements with respect to or involving Life.

     (j) REAL PROPERTY HOLDING COMPANY. Life is not, and during the five-year period ending on the Closing Date has not been, a "United States Real Property Holding Corporation," as such term is defined in Section 897(c) of the Code or the Treasury Regulations promulgated thereunder.

     (k) COPIES OF TAX RETURNS TO BE DELIVERED. On or prior to the Closing Date Life will deliver to the Company copies of its tax returns filed with any taxing authority or the Internal Revenue Service of the United States and any state taxing authority, or in the alternative, Life will provide a statement that the due date for such tax returns has been extended, by Life for its last fiscal period or that such tax returns are not yet required.

     (l) DEFINITION OF "TAXES" AND "TAX RETURNS." For purposes of this Agreement, and without limiting the generality of the foregoing, "Tax" or "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, excise, stamp, real or personal property, ad valorem, sales, withholding, estimated, social security, employment, unemployment, occupation, use, service, service use, license, net worth, payroll, franchise, environmental, severance, transfer, recording, escheat, or other taxes, duties, assessments, or charges, imposed by any governmental authority and any interest, penalties, or additions to tax attributable thereto. "Tax Return" shall mean any report, return, document, declaration, information, return or filing (including any related or supporting information) filed or required to be filed with respect to taxes.

     2.11 LITIGATION. Except as set forth in SCHEDULE C, Life is not involved in any pending litigation or governmental investigation or proceeding, and to the best of Life and the Stockholders' knowledge, no material litigation, claim, assessment or governmental investigation or proceeding is threatened which might reasonably be expected to result in any material change in the business or condition, financial or otherwise, of Life or in any of its properties or assets, or which might reasonably be expected to result in any material liability on the part of Life or which questions the validity of this Agreement, or which would, in the case of officers, directors or employees of Life, impair their ability to carry out their duties as such officers, directors or employees now or in the future, or which might reasonably be expected to otherwise adversely affect the Company or Life, or of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement. The Stockholders represent that they are not involved in any pending material litigation or governmental investigation or proceeding which would, to the best of their knowledge and information, affect their ownership of the Life Shares or their ability to enter into this Agreement or to carry out its terms and conditions. Stockholders further covenant that to the best of their knowledge and information, no such material litigation, claim, assessment or governmental investigation or proceeding of any kind exists or is threatened.

     2.12 BREACH OF CONTRACTS AND COMMITMENTS. Life has not materially breached, and there are no pending or threatened claims or any legal basis for a claim that Life has materially breached, any of the terms or conditions of any material agreement, contract or commitment to which it is a party or is bound, and the execution and performance hereof will not violate any law or any provisions of any agreement to which Life is subject.

     2.13 COMPLIANCE WITH LAW. Life has complied with all applicable laws of the Republic of Ireland and its provinces in connection with its formation, issuance of securities, organization, capitalization and operation, and no contingent liabilities have been threatened, or claims made or threatened with respect thereto, including claims for violation of any securities laws and there is no basis for any such claim or liability except, in all such cases, for violations and claims which individually or in the aggregate would not materially adversely affect Life. No consent, approval, authorization or order of, or registration, qualification, designation, declaration or filing with, any governmental authority is required on the part of either Life or the Stockholders in connection with the execution and delivery of this Agreement, or the carrying out of any of the transactions contemplated hereby.

     2.14 CERTIFICATE OF INCORPORATION, BY-LAWS, MINUTES, ETC. Copies of Life's Certificate of Incorporation, By-laws and Minutes of Life and all Amendments thereto that have been furnished, or immediately upon execution of this Agreement, will be furnished to the Company by or on behalf of Life and are or will be, as applicable, true and complete. Attached hereto as EXHIBITS A AND B are true and complete copies of the certificate of incorporation and by-laws of Life, as amended to date.

     2.15 CONTRACTS AND COMMITMENTS. Life does not have any material agreement, contract, lease, commitment or obligation (including employment agreements or labor contracts) other than as provided on SCHEDULE D; the respective books of account and other records of Life are true, complete and correct, and accurately present or reflect all of the transactions entered into by Life or to which Life has been a party, or to which its properties and assets may be subject.

     2.16 MINUTES. The records of directors' and stockholders' meeting of Life contain a true and complete record of all corporate proceedings of Life since its date of incorporation, and comply in all respects with all statutes, laws, rules, and regulations applicable to them and to their respective businesses and properties.

     2.17 OFFICERS, DIRECTORS AND EMPLOYEES. The only officers, directors of the Life are


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




listed IN SCHEDULE E, annexed hereto. The curriculum vitae of the officers, directors and key management of the Company are set forth in SCHEDULE F hereto and are true and complete and do not contain any material misstatement of fact or omit any fact required to make the facts stated therein not misleading.

     2.18 PATENTS, LICENSES, SOFTWARE ETC. Annexed hereto as SCHEDULE G is a list of all of the domestic and foreign patents, patent applications, patent, software and other licenses, trade names, trademarks, service marks, trademark registrations and applications, service mark registrations and applications, copyrights, copyright registrations and applications owned or controlled by Life, used in the operations of the business of Life, or governing the products or processes of Life (collectively, the "Intellectual Property"). Life owns or has a valid license to use the Intellectual Property. Life has not received any notice of infringement of or conflict with, and to their knowledge, there are no infringements of or conflicts with, the rights of any person with respect to the use of any Intellectual Property.

     2.19 INVESTMENT COMPANY REPRESENTATION. Life is not an "Investment Company" as that term is defined under the Investment Company Act of 1940, as amended.

     2.20 ACCOUNTS RECEIVABLE. All accounts receivable of Life, whether reflected in the Balance Sheet or otherwise, represent sales actually made or services actually performed in the ordinary course of business, and are current and collectible consistent with past practices net of any reserves shown on the Balance Sheet (which reserves are adequate and were calculated in accordance with generally accepted accounting principles consistent with past practice).

     2.21 INVENTORY. To the best knowledge of Life after due inquiry, all inventory of Life is merchantable and reflected on Life's books at the lower of cost or market, and of a quality and quantity usable and salable in the ordinary course of Life's business.

     2.22 CONDITION OF MACHINERY AND EQUIPMENT. The equipment owned by Life is structurally sound with no known defects and is in satisfactory operating condition and repair and is adequate for the uses to which it is being put; and none of such equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs which are not material in nature or cost.

     2.23 BANK ACCOUNTS. SCHEDULE H annexed hereto sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which Life maintain safe deposit boxes or accounts of any nature and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

     2.24 INSURANCE POLICIES. SCHEDULE I annexed hereto contains an accurate and complete summary description of all material policies of fire, liability, workmen's compensation and other forms of insurance owned or held by Life. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Effective Time have or will be paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance with all requirements of law and of all agreements to which Life is party; are valid, outstanding and enforceable policies; provide


                                       8
adequate insurance coverage for the assets and operations of Life; will remain in full force and effect through the respective dates set forth in
SCHEDULE I without the payment of additional premiums; and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.

     2.25 EMPLOYMENT LAWS AND REGULATIONS. To the best knowledge of Life after due inquiry, Life is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practices; there is no unfair labor practice complaint against Life pending before the National Labor Relations Board; there is no labor strike, dispute, slowdown or stoppage actually pending or, to the best of Life's knowledge after due inquiry, threatened against or affecting Life; to the best knowledge of Life, after due inquiry, no representation question exists respecting the employees of Life; to the best knowledge of Life, after due inquiry, no grievance which might have a material adverse effect on Life or the conduct of its businesses nor any arbitration proceeding arising out of or under collective bargaining agreements is pending and no claim therefor exists; no collective bargaining agreement which is binding on Life restricts it from relocating or closing its operations; Life has not experienced any work stoppage or other labor difficulty in the past; and Life is not a party to any collective bargaining labor representative agreement.

     2.26 COMPENSATION PLANS. Except as disclosed in SCHEDULE J, Life does not have any bonus, deferred compensation, pension, profit-sharing, retirement, stock purchase, stock option or any other fringe benefit plan, arrangement or practice, whether formal or informal.

     2.27 ASSETS NOT SUBJECT TO DECREE. Neither the whole nor any portion of the leaseholds or any other assets of Life is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor to the best knowledge of Life has any such condemnation, expropriation or taking been proposed.

     2.28 ENVIRONMENTAL MATTERS. To the best knowledge of Life and its Stockholders, Life is in compliance in all material respects with all applicable federal, state and local laws and regulations relating to pollution control and environmental contamination, including, without limitation, all discharge or disposal of Hazardous Materials (as defined below). Except as set forth in SCHEDULE K annexed hereto, to the best knowledge of Life, Life has not been alleged to be in violation of, or been subject to any administrative or judicial proceeding pursuant to, such laws or regulations either now or at any time during the past. Except as set forth in SCHEDULE K, there are no facts or circumstances that Life reasonably expects could form the basis for the assertion of any Claim (as defined below) against Life relating to environmental matters including, but not limited to, any Claim arising from past or present environmental practices asserted under the laws of the Republic of Ireland or CERCLA or RCRA (each as defined below), or any other federal, state or local environmental statute or regulation.

     2.29 DEFINITIONS OF ENVIRONMENTAL TERMS. For purposes of this Agreement, the following terms shall have the following meanings: (i) "Hazardous Materials" shall mean materials defined as "hazardous substances," "hazardous wastes" or "solid wastes" in (A) the Comprehensive


                                       9











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Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.
Section 9601-9657, and any amendment thereto ("CERCLA"), (B) the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901-6987, and any amendments thereto ("RCRA"), and (C) any similar state or local environmental statute or regulation; and (ii) "Claim" shall mean any and all claims, demands, causes of action, suits, proceedings, and decrees.

     2.30 EMPLOYEE BENEFIT PLANS. Life does not have and has never maintained any employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

     2.31 AGENTS AND BROKERS. Except as set forth in SCHEDULE J, no agent, advisor, broker, person or firm acting on behalf of Life is, or will be, entitled to any commission or broker's, advisor's or finder's fees from any of the parties hereto, or from a person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein.

     2.32 INSOLVENCY. Neither Life nor any of the Stockholders is insolvent or bankrupt and there is no pending or threatened insolvency or bankruptcy proceeding of any kind, either state or federal, affecting either Life or any of the Stockholders.

     2.33 STOCKHOLDERS INVESTMENT REPRESENTATION. The Stockholders represent that they are acquiring the common stock of Health-Pak in exchange for their shares of common stock in Life for the purposes of investment only, for each of their own respective accounts and not with a view to, or for the purpose of resale, distribution or subdivision. The Stockholders each acknowledge that they have been informed that the shares of common stock to be issued to them as herein set forth have not been registered under the Securities Act of 1933, as amended, or the laws of any state or other jurisdiction and that, therefore, such shares may not be resold, offered, or pledged except pursuant to a registration statement or under an exemption from the registration and prospectus delivery requirements of the Act.

     2.34 SUBSIDIARIES. Life is the owner or is the control shareholder of the following subsidiaries, each of which shall be owned by Life as of the Closing
Date:

                                    ARTICLE 3

                  WARRANTIES AND REPRESENTATIONS OF THE COMPANY

     3.01 WARRANTIES AND REPRESENTATIONS OF THE COMPANY. The Company hereby makes the following representations and warranties to Life and the Stockholders , each of which is true as of the date hereof and will be true as of the Closing Date and each of which shall be deemed to be independently material and to have been relied upon by Life and the Stockholders in connection with this Agreement.

     3.02 ORGANIZATION. The Company is a corporation duly organized, validly existing by


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virtue of the laws of Delaware in the United States, and will be in good standing under the laws thereof on the Closing Date; and neither the nature of its business nor the character and location of its properties requires it to be qualified or licensed to do business in any other jurisdiction. Since its incorporation, no claim has been asserted by any governmental authority that the nature of its business, or the character and location of the properties owned or operated by the Company makes qualification or licensing to do business necessary in any jurisdiction in which it is not so qualified or licensed.

     3.03 HEALTH-PAK COMMON STOCK. The authorized capital stock of the Company consists solely of 20 million shares of Common Stock, $.001 par value per share. As of the date of this Agreement, there are approximately 6,544,473 shares issued and outstanding. All of the issued and outstanding shares of the Company's capital stock, including the Life Shares to be issued hereunder, are or will be when issued fully paid and non-assessable shares of the Company's common stock.

     3.04 SUBSIDIARIES. The Company has one subsidiary, Health-Pak, Inc., a New York corporation, which is presently in Bankruptcy under Chapter 11 of the United States Bankruptcy Code. The Company does not own any other subsidiaries nor does it own any interest in any corporation, partnership or proprietorship except as set forth on SCHEDULE L annexed hereto.

     3.04a TAXES AND TAX RETURNS. FILING OBLIGATIONS. (a) The Company has duly and timely filed (or there have been duly and timely filed on its behalf), or a valid extension of time to file has been obtained, with the appropriate governmental authorities all tax returns ("Tax Returns" as hereinafter defined) required to be filed by it and all such tax returns are true, correct and complete in all material respects. All taxes for which the Company is or may be liable (whether or not shown on any tax return) in respect of periods (or portions thereof) ending on or before the Closing Date have been timely paid, or will be timely paid, or have been provided for on the Financial Statements. With respect to any period (or portion thereof) through the Closing Date for which taxes are not yet due or owing, the Company has established due and sufficient reserves for the payments of such taxes in accordance with generally accepted accounting principles, and such current reserves through the Closing Date are duly and fully provided for in the Financial Statements.

     (b) TAX DEFICIENCIES. No deficiencies for taxes have been claimed, proposed or assessed by any taxing or other governmental authority against the Company and the Company has not received any notice, or otherwise has any knowledge, of any potential claim, proposal or assessment against the Company for any such deficiency for taxes. There are no pending, or to the best of the Company's knowledge, threatened audits, investigations or claims for or relating to any liability in respect of taxes, and there are no matters under discussion between the Company on the one hand and any governmental authority on the other hand with respect to taxes that, in the reasonable judgment of the Company, is likely to result in a material additional liability of the Company for taxes.

     (c) TAX LIENS. There are no liens for taxes upon any property or assets of the Company except for liens for taxes not yet due and payable, and for which adequate reserves have been provided for on the Financial Statements.

     (d) WITHHOLDING TAXES. The Company has duly and timely withheld, collected and paid to the proper governmental authority all taxes required to have been withheld, collected or paid.

     (e) TAXES IN FOREIGN JURISDICTIONS. No claim has ever been made to the Company by an authority in a jurisdiction where the Company has not filed tax returns that the Company is or may be subject to taxation by that jurisdiction.

     (f) WAIVER OF STATUTE OF LIMITATIONS. The Company has not waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency.

     (g) SECTION 280G OF THE CODE. There is no contract, plan or arrangement (written or otherwise) covering any current or former employee or independent contractor of the Company that, individually or in the aggregate, could give rise to the payment of any amount that will not be deductible by the Company under Section 280G of the Code.

     (h) POWER OF ATTORNEY No power of attorney that is currently in force has been granted by the Company with respect to any matters relating to taxes.

     (i) TAX SHARING AGREEMENTS. There are no tax sharing agreements or other similar arrangements with respect to or involving Acquire.

     (j) REAL PROPERTY HOLDING COMPANY. The Company is not, and during the five-year period ending on the Closing Date has not been, a "United States Real Property Holding Corporation," as such term is defined in Section 897(c) of the Code or the Treasury Regulations promulgated thereunder.

     (i) COPIES OF TAX RETURNS TO BE DELIVERED. Copies of the tax returns filed, or a statement that the due date for such tax returns has been extended, by the Company for its last fiscal period have been or prior to closing will be provided to Life.

     (j) DEFINITION OF "TAX" AND "TAX RETURN." For purposes of this Agreement, and without limiting the generality of the foregoing, "Tax" or "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, excise, stamp, real or personal property, ad valorem, sales, withholding, estimated, social security, employment, unemployment, occupation, use, service, service use, license, net worth, payroll, franchise, environmental, severance, transfer, recording, escheat, or other taxes, duties, assessments, or charges, imposed by any governmental authority and any interest, penalties, or additions to tax attributable thereto. "tax return" shall mean any report, return, document, declaration, information, return or filing (including any related or supporting information) filed or required to be filed with respect to taxes.

     3.05 COMPLIANCE WITH LAW. The Company has complied with all state, federal and local laws in connection with its formation, issuance of securities, organization, capitalization and operation, and no contingent liabilities have been threatened, or claims made or threatened with respect to said operations, formation or capitalization, including claims for violation of any state or federal securities laws and, to the best of its knowledge, no basis for any such claim or liability exists. All filings required to be made by the Company pursuant to federal or state securities laws have been made and are current, comply as to form with all requirements of the securities laws have been made and are current, comply as to form with all requirements of the securities laws and contain no material misstatement or omit any facts required so as not to be misleading. No consent, approval, authorization or order of, or registration, qualification, designation, declaration or filing with, any governmental authority is required on the part of the Company in connection with the execution and delivery of this Agreement, or the carrying out of any of the transactions contemplated hereby.

         3.06 DISPUTES AND LITIGATION. The Company is not involved in any pending litigation, disputes or governmental investigation or proceeding, and to the best knowledge of the Company, no litigation, claim, assessment or governmental investigation or proceeding is pending or threatened, except as may be disclosed on SCHEDULE M annexed hereto.

         3.07 BREACH OF AGREEMENTS IN EFFECT. The Company has not breached, nor are there any pending or threatened claims or any legal basis for a claim that the Company has breached, any of the terms or conditions of any agreement, contract or commitment to which it is a party or is bound and the execution and performance hereof will not result in a violation of any agreement, law or governmental regulation to which the Company is subject.

         3.08 THE SHARES TO BE ISSUED. The Health-Pak Shares to be issued to the Stockholders have been duly authorized, and when issued in exchange for the Life Shares as provided herein, will be validly issued, non-assessable and fully paid under the laws of the state of Delaware and will be issued in a non-public offering pursuant to exemptions from registration under federal and state securities laws. The Health-Pak Shares to be issued will have the same dividend, voting and other rights, powers, preferences, limitations and restrictions as all of the shares of common stock of the Company issued and outstanding as of the date hereof, except that the Health-Pak Shares shall be deemed "restricted shares" as defined in Rule 144 promulgated under the Act and shall bear a restricted legend and stop transfer instructions will be filed with the Company's Transfer Agent. All of the Health-Pak Shares will, when delivered, be free and clear of all voting trusts, agreements, arrangements, liens and all other encumbrances, claims, equities and liabilities of every nature, and the Company, having duly taken all corporate action required therefor, has the unqualified right to issue the Health-Pak Shares and to deliver clear and unencumbered title thereto.

         3.09 APPROVAL BY THE BOARD OF DIRECTORS. The execution of this Agreement by the Company, and the performance by the Company of its covenants and undertakings hereunder have been duly authorized by all requisite corporate action, and approved by the Board of Directors, and the Company has the corporate power and authority to enter into this Agreement and to perform the covenants and undertakings to be performed by it hereunder, and is under no other impediment which would adversely affect its ability to consummate or prohibit it from consummating the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company enforceable in accordance with its terms.

         3.10 POWER AND AUTHORITY. The Company has full power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the compliance by the Company with the provisions hereof will not: (i) conflict with or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the creation of any lien, security interest, charge or encumbrance upon the shares to be issued or any of the property or assets of the Company under any of the terms, conditions or provisions of the Articles of Incorporation or By-Laws of the Company or any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Company is a party, or by which it is bound; or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets.

                                    ARTICLE 4

                               INTERIM OPERATIONS

         4.01 INTERIM OPERATIONS. Between the date hereof and the Closing Date the Company and Life (including their respective subsidiaries) will conduct their respective operations as follows:

         4.02 PRESENT BUSINESS OPERATIONS. Except as herein provided, the Company and Life will carry on their respective businesses in substantially the same manner as heretofore and the assets, properties and rights now owned by them will be maintained, as far as practicable, in the usual and ordinary course of business, to the same extent, under the same insurance coverage and in the same condition as on the date of this Agreement. Prior to the closing date, the Company and Life shall engage in no activity or business other than as is presently conducted or shall be necessary to effect the transactions contemplated by this Agreement.

         4.03 NON-DISPOSAL OF PROPERTY. Except in the ordinary course of business and as herein provided, or as may hereafter be mutually agreed to in writing by the parties, neither the Company nor Life will sell or dispose of any property or assets, nor will they encumber any property or assets except as may be required by law or the provisions of the United States Bankruptcy Court.

         4.04 ISSUANCE OF STOCK. Neither of the Parties to this Agreement without the written consent of the other Parties hereto, will issue or sell, or issue the right to subscribe to, any shares of capital stock or securities exchangeable or exercisable for capital stock, or acquire for a consideration any shares of capital stock or warrants, or declare or pay any dividend on any capital stock.

         4.05 AMENDMENT OF CORPORATE DOCUMENTS. Except as contemplated herein, neither the Company nor Life will, absent a written consent of the other party, amend their respective Certificates of Incorporation or By-Laws.

         4.06 ACCESS TO BOOKS AND RECORDS. Life and the Company shall each, at all reasonable times, permit access to their respective properties, books and records for the purpose of examination by the other party hereto and its officers, directors, attorneys, accountants and representatives, and Life and Company shall furnish to the other party hereto upon request any information reasonably required in respect of such property, assets and business;

         4.07 DEBT. Neither the Company nor Life will incur any indebtedness or contingent liability, or enter into any contract or agreement except in the ordinary course of business without the consent of the other party.

         4.08 ACQUISITIONS. Neither the Company nor Life will acquire any business or assets of any going business, nor will they merge or consolidate with or into any other corporation, or entity, nor will they change the character of their business except with the prior consent of the other party.

         4.09 NOTICE OF ANY CHANGES. The Company and Life will promptly advise each other in writing of any material adverse change in their financial condition, business or affairs, whether arising from matters occurring not in the ordinary course of business or not.

                                    ARTICLE 5

                         CONDITIONS PRECEDENT TO CLOSING

         5.01. CONDITIONS PRECEDENT TO THE ACQUISITION BY THE COMPANY. The obligations of the Company to consummate and effect the acquisition contemplated hereunder shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

         5.02 WARRANTIES AND REPRESENTATIONS OF LIFE SHALL BE TRUE AND CORRECT. Except as otherwise contemplated by this Agreement, the representations and warranties of Life and the Stockholders herein contained shall be true and correct as of the Closing Date with the same effect as though made on the Closing Date and Life shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to such Closing Date; and Life shall have delivered to the Company a certificate dated at such Closing Date and signed by the Chairman of the Board of Directors, the President, Treasurer, or any Vice President of Life to the foregoing effect, to the best knowledge of the person giving such certificate;

         5.03 STOCKHOLDER'S APPROVAL. The Stockholders shall each have approved this Agreement and the acquisition contemplated hereunder;

         5.04 APPROVAL OF COUNSEL. All transactions contemplated hereby and the form and substance of all legal proceedings and of all papers used or delivered hereunder, shall be acceptable to counsel for the Company;

         5.05 RESTRAINING LITIGATION OR PROCEEDING. There shall not be any litigation to restrain or invalidate the transactions contemplated in this Agreement, the defence of which would, in the judgement of the Board of Directors of Life, made in good faith and based upon the advice of counsel, involve expense or lapse of time that would be adverse to the interest of Life or the Stockholders or the Company. There shall not be any governmental proceeding, claim or other litigation pending or threatened to restrain or invalidate the exchange, or which, if adversely decided, could adversely affect the Company

         5.06 OPINION OF COUNSEL. The Company shall have received the opinion of counsel for Life, dated the Closing Date, with respect to the following matters:

             (A) ORGANIZATION. Life is a corporation duly organized, validly existing and in good standing under the laws of the Republic of Ireland and the County under which it was formed and it has all requisite corporate power and authority to carry on the business now conducted and to own and operate its respective properties.

             (B) COMMON STOCK. The capital stock of Life and the number of shares issued and outstanding immediately prior to the acquisition, all of which are duly authorized, issued and outstanding, and are non-assessable shares of Life, are as indicated in Paragraph 4 hereof.

             (C) CORPORATE ACTION. All necessary corporate proceedings, including appropriate action by the Stockholders and the officers and directors of Life, to approve this Agreement and the execution, delivery and performance thereof and all other proceedings required by law or by the provisions of this Agreement have been taken, and Life has the full right, power and authority to enter into this Agreement and to carry out the terms thereof without further action;

             (D) SUITS, ACTIONS OR PROCEEDINGS. To the best knowledge of such counsel, except as herein indicated, there are no suits, action, claims or proceedings pending or threatened against Life, nor to the knowledge of such counsel is Life a party to or subject to any order, judgement, decree, agreement, stipulation or consent of or with any court or administrative agency, nor, to the best knowledge of such counsel, is any investigation pending or threatened against Life.

         5.07 TAX RETURNS FILED. Life has filed all federal, state, county and local income, franchise, property and other tax returns, forms or reports which are due or required to be filed by it prior to the date hereof, and has paid or made adequate provisions for the payment of all taxes, fees or assessments which have or may become due pursuant to such returns or pursuant to any assessments received.

         5.08 RECEIPT OF TAX RETURNS AND CORPORATE DOCUMENTS. Health-Pak shall have been given the opportunity to review and copy the tax returns, corporate minute book and all other corporate, business and financial records of Life.

         5.09 RECEIPT OF ALL INFORMATION, SCHEDULES AND EXHIBITS. Life and Health-Pak shall have exchanged all of the information, Schedules and Exhibits referred to in this Agreement, which shall be completed by each party within thirty (30) days following the date hereof (unless extended by the mutual agreement of the parties hereto) after which date either party may elect to terminate this Agreement according to the provisions of Article 8 below.

         5.10 ASSUMPTION, PAYMENT ON SETTLEMENT OF CERTAIN OBLIGATIONS. Life shall have assumed, paid or settled the current obligations of Health-Pak to Zeller, Weiss & Kahn, B. Bruce Freitag and the Company's transfer agent as reflected in Schedule L and M. Health-Pak represents that Schedules L and M reflects a true and accurate representation of those amounts currently due and owing to the aforementioned person and entities. Life shall also have paid the necessary costs and expenses to complete Health-Pak's filing requirements with the Securities and Exchange Commission. Said payments, assumptions and settlements shall not exceed the sum of $125,000. Health-Pak and Anthony J. Liberatore shall be jointly and severally responsible for payment of all amounts in excess of $125,000.00 and for any and all franchise, state, local, or other taxes in excess of $10,000.00 that are necessary to satisfy the obligations identified in this paragraph.

         5.11 CONDITIONS PRECEDENT TO ACQUISITION BY LIFE. The obligations of Life to consummate and effect the acquisition contemplated hereunder shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

         5.12 WARRANTIES AND REPRESENTATIONS OF THE COMPANY ARE TRUE AND CORRECT. The representations and warranties of the Company herein contained shall be true and correct as of and at the date of this Agreement and as of the Closing Date of the acquisition; and the Company shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Closing Date; and the Company shall have delivered to Life a certificate at such date, signed by the President and Treasurer to the foregoing effect, to the best knowledge of the person giving such certificate;

         5.13 APPROVAL OF COUNSEL. All transactions contemplated hereby, and the form and substance of all legal proceedings and of all papers used or delivered hereunder, shall be acceptable to counsel for Life;

         5.14 RESTRAINING LITIGATION. There shall not be any litigation to restrain or invalidate the transactions contemplated in this Agreement, the defence of which would, in the judgement of the Board of Directors of Life, made in good faith and based upon the advice of counsel, involve expense or lapse of time that would be adverse to the interests of Life or the Stockholders or the Company. There shall not be any governmental proceeding, claim or other litigation pending or threatened to restrain or invalidate the exchange, or which, if adversely decided, could adversely affect Life.

         5.15 OPINION OF COUNSEL. Life and the Stockholders shall have received the opinion of counsel for the Company, dated the Closing Date, with respect to the following matters:

             (A) ORGANIZATION. Health-Pak is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and it has all requisite corporate power and authority to carry on the business now conducted and to own and operate its respective properties;

             (B) COMMON STOCK. The capital stock of Health-Pak and the number of shares issued and outstanding immediately prior to the acquisition, all of which are duly authorized, issued and outstanding, and are non-assessable shares of Health-Pak, are as indicated herein;

             (C) CORPORATE ACTION. All necessary corporate proceedings, including appropriate action by the directors of Health-Pak, to approve this Agreement and the execution, delivery and performance thereof and all other proceedings required by law or by the provisions of this Agreement have been taken, and Health-Pak has the full right, power and authority to enter into this Agreement and to carry out the terms thereof without further action;

             (D) SUITS, ACTIONS OR PROCEEDINGS. To the best knowledge of such counsel, except as herein indicated, there are no suits, action, claims or proceedings pending or threatened against Health-Pak or its officers and/or directors that would subject the Company to any claim of indemnity by its officers and/or directors, nor to the knowledge of such counsel is Health-Pak a party to or subject to any order, judgement, decree, agreement, stipulation or consent of or with any court or administrative agency, nor, to the best knowledge of such counsel, is any investigation pending or threatened against Health-Pak.

         5.16 OTHER CONDITIONS. (a) Health-Pak shall have entered into an agreement in the form set forth in EXHIBIT C attached hereto which shall provide for the acquisition by Anthony J. Liberatore of all of the outstanding common stock of the Health-Pak New York subsidiary and the plant facility in Utica, New York in exchange for approximately 4,119,382 shares of common stock of Health-Pak owned by Mr. Liberatore and his family and (b) Carter A. Beavers, a shareholder of Health-Pak shall have returned for cancellation a total of 1 million shares of the common stock of Health-Pak.

                                    ARTICLE 6

                                     CLOSING

         6.01 CLOSING The date for the closing of the transactions described in this Agreement (the "Closing Date"), shall take place not later than ninety (90) days from the date of this Agreement unless otherwise mutually agreed between the parties in writing. The Closing Date shall take place sooner and within five
(5) days of compliance with all conditions precedent to the requirements set forth in Article 5 of this Agreement and shall take place at the offices of the Company or such other place as the parties may agree.

         6.02 DELIVERY OF DOCUMENTS. Each party will comply with their respective requirements and obligations at the closing as set forth herein and will deliver appropriate documents as called for by this Agreement including certificates for the shares of stock of Life and the Company.

         6.03 BOARD OF DIRECTORS. On the Closing Date the Company's Board of Directors shall be expanded by increasing the total number of authorized directors to six and the presently existing directors shall appoint the following persons to serve as directors of the Company until the next annual meeting of shareholders:

(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

         (a)         Anthony Liberatore
         (b)         Michael Liberatore
         (c)         William Meola
         (d)         Albert Reynolds TD
         (e) Dr. Christopher McCormack, B.Sc., Ph.D., N.I.H.C., M.PS., M.ARVO.,F.F.,Ful.S.
         (f)         Todd F. Walker, Esq.

         The following directors of Health-Pak shall remain as directors to serve until the next annual meeting of shareholders:

         (a)         Anthony Liberatore
         (b)         Michael Liberatore
         (c)         William Meola

         Of the foregoing directors, the existing directors of Health-Pak remaining as directors after the Closing shall immediately sign resignations to be delivered to the newly appointed directors to be acted upon by said directors at their will.

         6.04 OFFICERS OF THE COMPANY. At the Closing, the Company shall deliver the resignation, effective as of the Closing Date, of its officers and the following shall be appointed in their place and stead:

         President::         Dr. Christopher McCormack, B.Sc., Ph.D., N.I.H.C.,
                             M.PS., M.ARVO.,F.F.,Ful.S.
         Treasurer:          Todd F. Walker
         Secretary:          Todd F. Walker

         6.05 REPRESENTATIONS

         The holders of the required number of shares of common stock of the Company, in accordance with the Certificate of Incorporation, By-Laws and statutes affecting the Company, shall have voted in favor of this Agreement and the acquisition contemplated hereunder and the Company shall have delivered at the Closing Date a Certificate of the President and the Secretary of the Company attesting thereto.

                                    ARTICLE 7

                                 INDEMNIFICATION

         7.01 INDEMNIFICATION BY LIFE AND THE STOCKHOLDERS. In order to induce the Company to enter into this Agreement, and for other good and valuable consideration, receipt whereof is acknowledged, Life and the Stockholders agree to indemnify the Company and its successors and assigns, and to hold them harmless in respect of (i) all liabilities of Life of any nature, whether accrued, contingent, absolute or otherwise, as of the Closing Date, which are not disclosed or provided for in the financial statements delivered to the Company as herein provided; (ii) any damage or deficiency arising from any misrepresentation or breach of warranty made by Life herein; and (iii) all actions, suits, proceedings, demands, assessments, fines, judgements, costs, expenses, or reasonable attorney's fees incident to the foregoing;

         7.02 INDEMNIFICATION BY THE COMPANY. In order to induce Life and the Stockholders to enter into this Agreement, and for other good and valuable consideration, receipt whereof is acknowledged, the Company agrees to indemnify Life and Shareholders Representative and their successors and assigns, and their respective officers, directors, employees, controlling persons and agents, and to hold each of them harmless in respect of (i) all liabilities of the Company of any nature, whether accrued, contingent, absolute or otherwise, as of the Closing Date, which are not disclosed or provided for in the financial statements delivered to Life and the Shareholders as herein provided; (ii)any damage or deficiency arising from any misrepresentation or breach of warranty or agreement made by the Company herein; and (iii) all actions, suits, proceedings, demands, assessments, fines, judgements, costs, expenses, or reasonable attorney's fees (whether related to claims between the parties, involving third parties or otherwise), as they are incurred, incident to the foregoing.

                                    ARTICLE 8

                                   TERMINATION

         8.01 TERMINATION. This Agreement may be terminated or abandoned at any time prior to the Closing Date upon the following conditions:

             (a) By the mutual consent of the Boards of Directors of the Company and Life; or

             (b) By the Board of Directors of either the Company or Life if, in the bona fide judgement of such Board there shall have been a material violation of any covenant or agreement set forth herein; or if any warranty or representation shall be untrue; or such Board of Directors should, in its bona fide judgement deem the acquisition inadvisable or impractical by reason of any defect which, in the opinion of counsel for the company whose Board of Directors has made such a determination, constitutes a material part of its assets or there exists or there is a threat of a material liability or obligation of such other company not previously known at the time of this Agreement; or

             (c) By the election of either party in the event that all of the conditions precedent to closing, as set forth in paragraph 7 above, have not been complied with within ninety (90) days following the date hereof, unless extended by the mutual consent of the parties hereto.

         8.02 EFFECT OF TERMINATION PRIOR TO CLOSING. In the event of the termination and abandonment of the acquisition and this Agreement as herein provided, written notice shall be given to the company or person to be notified of the termination or abandonment as herein provided, and thereupon this Agreement shall become wholly void and of no effect, and there shall be no liability on the part of any person who is a party hereto, or any liability for the Board of Directors, stockholders, officers or directors of either the Company or Life or any other party to this Agreement.

                                    ARTICLE 9

              NATURE AND SURVIVAL OF WARRANTIES AND REPRESENTATIONS

         9.01. NATURE AND SURVIVAL OF REPRESENTATIONS. All representations, warranties and covenants made by a party to this Agreement shall survive the execution of this Agreement and the consummation of the transactions contemplated hereby. All of the parties hereto are executing and carrying out the provisions of this Agreement, and relying solely upon the representations, warranties and covenants contained in this Agreement and not upon any investigation upon which he she or it might have made, or any representation, warranties, agreements, promises or information, written or oral, made by the other party, or by persons other than as specifically set forth herein.

                                   ARTICLE 10

               INVESTMENT REPRESENTATIONS OF THE STOCKHOLDERS AND
                          RESTRICTION ON SALE OF STOCK

         10.01. INVESTMENT REPRESENTATIONS OF SHAREHOLDERS. The Stockholders, warrant, represent and agree with respect to the Health-Pak Shares to be received in exchange for the Life Shares pursuant to this Agreement that the Shares are being acquired for the purpose of investment, for the separate accounts of the Stockholders, and not with a view to distribution or resale or any present intention to divide their participation with others. Shareholder Representative further represents and warrants that he has been informed that the Health-Pak Shares to be received by the Stockholders are not being registered under the Act in reliance upon the exemption provided by Section 4(2) of the Act as a transaction not involving any public offering and that reliance upon such exemptions is predicated in part on the representations made in this paragraph 10.01.

         10.02 LIMITATIONS ON SALE OF SHARES OF THE COMPANY. The Stockholders consent to the imposition of a legend on the certificate or certificates of stock to be acquired by them to the effect that such securities have not been registered under the Act and such securities may not be sold, pledged or hypothecated, except in compliance with said Act, or upon an appropriate opinion of counsel acceptable to the Company to the effect that an exemption from the registration provisions of said Act is available to the selling shareholder. The Stockholders further consent to the imposition of "stop transfer" instructions with respect to each of their respective accounts as recorded by the transfer agent of the Company, to the effect that such shares may not be sold or disposed of without evidence of compliance with the requirements of said Act, or upon an acceptable opinion of counsel.

                                   ARTICLE 11

                            MISCELLANEOUS PROVISIONS

         11.1. MISCELLANEOUS. PROVISIONS. The following miscellaneous provisions shall be observed in this Agreement.

         11.2 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         11.3 ENTIRE AGREEMENT. This Agreement constitutes the entire Agreement among the parties pertaining to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings of the parties in connection herewith. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution of this Agreement.

         11.4 SUCCESSORS. This Agreement shall be binding upon the parties hereto, and inure to the benefit of the parties, and their respective heirs, administrators, executors, personal representatives, successors in interest and assigns.

         11.5 FURTHER ASSURANCES. At any time and from time to time after the date hereof, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

         11.6 WAIVER. Any failure on the part of any party hereto to comply with any of the obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

         11.7 NOTICES. All notices and communications required or permitted hereunder shall be sufficient if made in writing and shall be deemed to have been given if delivered in person or sent by postage prepaid, first class, registered or certified mail, return receipt requested to the addresses first set forth above or to such other or additional addresses as any party hereto shall reasonably designate with respect to itself from time to time.

         11.8 SEVERABILITY. The parties to this Agreement hereby agree and affirm that none of the above provisions is dependent upon the validity or of any other provisions, and if any part of this Agreement is deemed to be unenforceable, the balance of the Agreement shall remain in full force and effect; provided that the essential purposes of this Agreement are capable of being fulfilled in the absence of such invalid provisions.

         11.9 HEADINGS. The section and subsection headings in this Agreement are inserted for convenience only, and shall not affect in any way the meaning or interpretation of this Agreement.

         11.10 GOVERNING LAW. This Agreement shall be governed by the laws of the State of Florida in the United States applicable to contracts entered into and to be fully performed therein notwithstanding any laws of conflicts.

         11.11 AMENDMENT. This Agreement or any provision hereof, may not be changed, waived, terminated or discharged except by means of a written supplemental instrument signed by the party against whom enforcement of the change, waiver, termination or discharge is sought.

         11.12 ASSIGNMENT. This Agreement is personal to the Parties hereto and may not be assigned, transferred to any other party or person.

REMAINDER OF PAGE LEFT INTENTIONALLY BLANK

         11.13 RIGHT OF RESCISSION. In accordance with the requirement that the parties receive and be given an opportunity to review Schedules to this Agreement and other information identified herein, Life reserves the right to rescind this Agreement due to any misrepresentation or omission of material fact related to the transaction if, in its sole and exclusive determination its ongoing due diligence investigation reveals any material information that causes its Board of Directors to conclude that consummation of the merger transaction is not in the best interests of Life. Said right of rescission shall expire in 180 days from the date of closing but shall not limit any matter relating to fraud.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the above written date by authority of their respective Boards of Directors or have otherwise set their hand and seal hereto on the date above written.

ATTEST:                                             HEALTH-PAK, INC.

/s/ Michael Liberatore                      By: /s/ Anthony J. Liberatore
------------------------                       ----------------------------------
                                                ANTHONY J. LIBERATORE, PRESIDENT

ATTEST:                                       LIFE ENERGY TECHNOLOGY
                                              HOLDINGS, LTD.

/s/ M. O'Rourke                             BY: /s/ Dr. Christopher McCormack
---------------------------                     ---------------------------------
                                                DR. CHRISTOPHER MCCORMACK, CHIEF
                                                EXECUTIVE OFFICER

The Shareholder's representative hereby executes and ratifies this Agreement for and on behalf of himself, individually, and all behalf of all other existing shareholders as named in Schedule A.

ATTEST: /s/ M. O'Rouke                      BY: /s/ Dr. Christopher McCormack
------------------------                        -----------------------------------------
                                                DR. CHRISTOPHER MCCORMACK, INDIVIDUALLY, AND
                                                ON BEHALF OF ALL SHAREHOLDERS LISTED ON
                                                SCHEDULE A.

                                   SCHEDULE A

                                (To Be Supplied)

                                   SCHEDULE B

                                (To Be Supplied)

                                   SCHEDULE C

                                (To Be Supplied)

                                   SCHEDULE D

                                (To Be Supplied)

                                   SCHEDULE E

                                (To Be Supplied)

                                   SCHEDULE F

                                (To Be Supplied)

                                   SCHEDULE G

                                (To Be Supplied)

                                   SCHEDULE H

                                (To Be Supplied)

                                   SCHEDULE I

                                (To Be Supplied)

                                   SCHEDULE J

                                (To Be Supplied)

                                   SCHEDULE K

                                (To Be Supplied)

                                   SCHEDULE L

                                (To Be Supplied)

                                   SCHEDULE M

                                (To Be Supplied)

                                                                    EXHIBIT 2(1)

                              ACQUISITION AGREEMENT

AGREEMENT, made this 3rd day of November, 2000 by and between:

ANTHONY LIBERATORE, having an address at 2005 Beechgrove, Utica, New York, hereinafter referred to as "Liberatore"; and

HEALTH-PAK, INC., a Delaware corporation with its offices at 2005 Beechgrove, Utica, New York, hereinafter referred to as "HPI";

LIFE ENERGY TECHNOLOGY HOLDING COMPANY, LTD., a corporation organized under the laws of the Republic of Ireland with its office address at Finnabair Science Park, Technology City, Dundalk, Co. Louth, Ireland.; hereinafter referred to as "Life.";

who are collectively referred to herein as the "parties."


                               W I T N E S S E T H

WHEREAS, Life has entered into an Agreement and Plan or Reorganization with HPI dated November 3rd, 2000, pursuant to which Life shall become a wholly owned subsidiary of HPI (the HPI Agreement"); and

WHEREAS, Health-Pak, Inc., a New York corporation ("Health"), is presently a wholly owned subsidiary of HPI; and


WHEREAS, Liberatore desires to acquire the parties desire to acquire all of the capital stock of Health (the "Health Shares") from HPI upon the terms and conditions set forth herein.

NOW, THEREFORE, the parties agree as follows:

1. ACQUISITION OF THE HEALTH SHARES. The parties agree that simultaneously with the Closing of the HPI Agreement Liberatore shall acquire all of Health Shares from HPI in consideration for that number of the shares of Common Stock of HPI currently owned by Liberatore which, after giving consideration to the planned reverse split of such common shares as contemplated by the HPI Agreement, will leave Liberatore as the owner of 100,000, post-reverse split shares of HPI common stock (the "Residual Shares"). For purposes of this provision, the number of HPI shares owned by Liberatore shall also include any and all such shares owned by Elizabeth Liberatore, his wife, and Michael Liberatore, his son, it being understood and agreed that the ownership of the Residual Shares shall be as determined by Liberatore. The parties further understand and agree that should any of the provisions of the HPI Agreement be changed or modified, or if the parties shall agree otherwise, the number of Residual Shares may be changed provided that in no event shall the Residual Shares be less than 100,000.

2. COMMITMENT TO PAY DEBTS. Anything contained herein or in the HPI Agreement to the contrary notwithstanding, the parties agree that Liberatore shall use his best efforts following his acquisition of the Health Shares to either pay or refinance all existing obligations of Health which are either guaranteed by HPI or which may otherwise result in any material, unsecured liability to HPI. As of the date hereof, the parties understand and agree that such existing obligations include the existing mortgage on the building owned by Health in Utica, New York and Health's existing obligation to Foothills Capital Corp., its factor (collectively, the "HPI Guaranteed Obligations"). In addition, Liberatore shall as soon as practicable following the Closing of the HPI Agreement effect the sale of up to 50,000 of the Residual Shares and apply all of the proceeds therefrom, net of any capital gains taxes that may be due in connection with the sale of such Residual Shares, to the reduction of the HPI Guaranteed Obligations. In the event that such proceeds are not adequate to fully pay the HPI Guaranteed Obligations, Liberatore shall use his best efforts to refinance such obligations or otherwise remove HPI from any obligation in connection therewith. However, the parties agree that in no event shall Liberatore be obligated to commit any more than the net proceeds from the sale of 50,000 Residual Shares to the repayment of the HPI Guaranteed Obligations, it being the intention of the parties that Liberatore shall have available for his personal benefit not less than 50,000 Residual Shares.

3. CONTINUING LIEN. Liberatore agrees that to the extent that any HPI Guaranteed Obligations remain unpaid that he shall use his best efforts as the sole shareholder of Health to permit a continuing lien on the building owned by Health in Utica, New York, which lien shall be superior to that of any other party except for the present Mortgagee, until such time as all HPI Guaranteed Obligations have been fully satisfied and duly released of record.

4. MISCELLANEOUS. PROVISIONS. The following miscellaneous provisions shall be observed in this Agreement.

     a. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


     b. ENTIRE AGREEMENT. This Agreement constitutes the entire Agreement among the parties pertaining to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings of the parties in connection herewith. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution of this Agreement.

     c. FURTHER ASSURANCES. At any time and from time to time after the date hereof, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to carry out the purposes of this Agreement.

     d. NOTICES. All notices and communications required or permitted hereunder shall be sufficient if made in writing and shall be deemed to have been given if delivered in person or sent by postage prepaid, first class, registered or certified mail, return receipt requested to the addresses first set forth above or to such other or additional addresses as any party hereto shall reasonably designate with respect to itself from time to time.

     e. GOVERNING LAW. This Agreement shall be governed by the laws of the State of New York in the United States applicable to contracts entered into and to be fully performed therein without regard to the laws of conflicts of the State of New York.

     f. AMENDMENT. This Agreement or any provision hereof, may not be changed, waived, terminated or discharged except by means of a written supplemental instrument signed by the party against whom enforcement of the change, waiver, termination or discharge is sought.

     g. ASSIGNMENT. This Agreement is personal to the Parties hereto and may not be assigned, transferred to any other party or person.

HEALTH-PAK, INC.


By: /s/ Anthony J. Liberatore
   -------------------------------------------------
   ANTHONY J. LIBERATORE, PRESIDENT


LIFE ENERGY TECHNOLOGY HOLDING COMPANY, LTD.

By: /s/ Dr. Christopher McCormack
   --------------------------------------------------
   DR. CHRISTOPHER MCCORMACK, CHIEF EXECUTIVE OFFICER

/s/ Anthony Liberatore
-----------------------------------------------------
ANTHONY LIBERATORE